Exhibit 10.1

Employment Agreement

This Employment agreement (this “Agreement”) is entered into effective as of January 1, 2021 by and among Ballston Spa Bancorp, Inc., a New York corporation, Ballston Spa National Bank (the “Bank”), a national bank and a wholly owned subsidiary of Ballston Spa Bancorp, Inc., and Christopher R. Dowd (the “Executive”). Ballston Spa Bancorp, Inc. and the Bank are sometimes referred to in this Agreement individually or together as the “Employer.”

Whereas, the Executive possesses unique skills, knowledge, and experience in the banking industry, and the Executive is expected to make major contributions to the profitability, growth, and financial strength of the Employer and affiliates,

Whereas, the Executive and the Bank are parties to a December 20, 2017 Executive Employment Agreement,

Whereas, the three-year term of the December 20, 2017 Executive Employment Agreement expires at the close of business on December 31, 2020,

Whereas, the Executive and Ballston Spa Bancorp, Inc. are parties to a November 22, 2019 Change in Control Agreement,

Whereas, the November 22, 2019 Change in Control Agreement will be void and of no force and effect when this Agreement becomes effective on January 1, 2021,

Whereas, the Executive and the Employer intend that this Agreement become effective as of January 1, 2021, setting forth the terms and conditions of the Executive’s employment,

Whereas, references in this Agreement to Internal Revenue Code Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A (hereinafter collectively referred to as “Code Section 409A”),

Whereas, on the date of this Agreement none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance

Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists as of the effective date of this Agreement or, to the Employer’s best knowledge, is contemplated insofar as the Employer or any affiliates are concerned.

Now therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1 Employment

1.1           Employment and Board Service. (a) The Employer hereby employs the Executive to serve as President and Chief Executive Officer of Ballston Spa Bancorp, Inc. and the Bank on the terms and subject to the conditions of this Agreement. Executive accepts such employment and agrees to perform the duties and responsibilities of the position, as may be assigned to Executive by the Board of Directors of Ballston Spa Bancorp, Inc. and the Board of Directors of the Bank. As President and Chief Executive Officer, the Executive shall serve under the direction of the Employer’s boards of directors and in accordance with the Employer’s Articles of Incorporation and Bylaws, as each may be amended or restated from time to time.

(b)            The Executive will serve the Employer faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive will exclusively devote full working time, energy, and attention to the business of the Employer and to the promotion of the Employer’s interests throughout the term of this Agreement. Without the written consent of the Employer, the Executive will not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this section 1.1 prevents the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

(c)            The Ballston Spa Bancorp, Inc. Board will nominate the Executive for reelection as a director of Ballston Spa Bancorp, Inc. at such times as necessary so that the Executive will, if elected by shareholders, remain a director of Ballston Spa Bancorp, Inc. while he remains Chief Executive Officer of Ballston Spa Bancorp, Inc. The Ballston Spa Bancorp, Inc. Board will recommend to shareholders that they vote in favor of the Executive’s election to the Ballston Spa Bancorp, Inc. Board. Ballston Spa Bancorp, Inc. will appoint the Executive to the Board of Directors of the Bank to serve until elected at the next meeting of the shareholders of the Bank, as required by the National Bank Act, regulation of the Office of the Comptroller of the Currency, and the Bylaws of the Bank. Ballston Spa Bancorp, Inc. agrees to undertake every lawful effort to ensure that the Executive continues throughout the term of this Agreement to be elected or re-elected as a director of the Bank. Unless the parties otherwise agree or the applicable governing documents of the Boards require otherwise, the Executive shall be deemed to have resigned as a director effective immediately upon termination of the Executive’s employment, regardless of whether the Executive submits a formal, written resignation as director. If the applicable governing documents of the Boards require formal, written resignation as director, the Executive agrees to comply with such requirements and execute the applicable documents at the time of his termination of employment. The Executive shall not receive any board fees or additional compensation (other than the compensation provided in Section 2) for his service on the Boards.

1.2           Term. The term of employment is three years, commencing on the effective date first written above. On the first anniversary of the effective date and on each anniversary thereafter, the Executive’s employment shall be extended automatically for one additional year unless the Employer’s board of directors gives written notice to the Executive that the term will not be extended. The board of directors shall review the Executive’s performance annually and based on that review shall make a specific determination whether this Agreement shall be extended at the next anniversary for an additional year, which review and determination shall be completed more than 90 days before the next anniversary of the effective date. If the board of directors determines not to extend the term, it shall notify the Executive in writing at least 90 days before the anniversary date. If the board decides not to extend the term of employment, this Agreement shall nevertheless remain in force until the employment term expires. The board’s decision not to extend the term of employment shall not by itself - give the Executive any rights under this Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4 or 5 of this Agreement. References herein to the term of employment mean the initial term, as the same may be extended.

1.3            Annual Board Review. The Board, or its designated representative, shall perform an annual evaluation of the Executive’s performance. At a meeting of the Board (or its designated representative), to be determined in consultation with the Executive, the Board (or its designated representative) and the Executive shall agree upon the goals and objectives of the Executive and the Bank for the year. Prior to the conclusion of each fiscal year, the Board (or its designated representative) shall meet with the Executive and review the goals and objectives set previously and determine the Executive’s success in meeting such goals and objectives. This evaluation shall include but not be limited to the performance bonus criteria set forth in Section 2.2(b) of this Agreement.

Article 2 Compensation

2.1            Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, the Employer will pay or cause to be paid to the Executive a salary at the annual rate of not less than $300,000, minus any federal, state, and local income and payroll tax and other withholdings legally required or properly requested by the Executive, in accordance with the Employer’s regular payroll practices and procedures. The Executive’s salary will be reviewed annually with future annual adjustments no less than the same percentage increase (excluding any salary merit increases) concurrently received by salaried employees generally. Aside from these annual cost-of-living increases, the Executive’s salary may increase annually pursuant to merit evaluations. However, the Executive’s salary will not be reduced. The Executive’s salary, as the same may be increased from time to time, is referred to in this Agreement as the “Base Salary.” Where necessary to conform to the Bank payroll schedule at the commencement or termination of the Agreement, the Base Salary shall be computed on a per diem basis.

2.2             Benefit Plans and Perquisites. (a)     Plans that are generally available to officers or employees. The Executive is entitled throughout the term of this Agreement to participate in all officer or employee compensation, bonus, incentive, stock option or other equity-based compensation, incentive, bonus, or purchase plans, and other benefit plans in effect from time to time, including without limitation plans providing medical, dental, disability, and group life benefits, including the Employer’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for the plans or benefits. All benefits within the scope of this paragraph (a) are subject to change or termination by the Employer without the Executive’s consent.

(b)            Performance Bonus. At the conclusion of each calendar year, the Board of Directors of the Bank will determine if a performance bonus for the Executive is merited. If merited, the Board will determine the appropriate amount of said bonus, based on the Bank’s Human Resources Policy/Procedure for Executive Compensation (hereinafter “Comp Policy”). The determination will follow the procedures and criteria set forth in the said Comp Policy under the category “Chief Executive Officer”. The parties further agree that they will refer to the “Policy”, “Principles” and “Components Of Total Compensation” provisions, as set forth in the Policy in making bonus determinations. This bonus calculation shall be completed no later than January 15 of the year following the completion of the preceding year. In order to comply with the requirements of Code Section 409A, it is agreed that the bonus (if any) earned for annual incentive compensation shall be paid no later than (but may be paid earlier in accordance with the Employer’s usual practices) March  15th of the calendar year immediately following the calendar year in which the fiscal year to which such bonus relates ended.

(c)            Reimbursement of business expenses. The Executive shall be entitled to reimbursement by the Bank for reasonable expenses incurred by the Executive in the performances of his duties hereunder, including the cost of business entertainment, travel and attendance at conventions and meetings. The Executive shall submit reimbursement claims, with appropriate supporting documentation, to the Chief Financial Officer(CFO) of the Bank within thirty (30) days of the date an expense is incurred and pursuant to the procedures established by the Board of the Bank. To be reimbursable each expense must be of a nature qualifying it as a proper deduction on the Employer’s income tax returns as a business expense rather than deductible compensation to the Executive. The records and other documentary evidence submitted by the Executive to the Employer with each request for reimbursement must be in the form required by applicable statutes and regulations issued by appropriate taxing authorities for the substantiation of expenditures as deductible business expenses of the Employer rather than deductible compensation to the Executive. The CFO will consult with the Chair of the Board of Directors if an expense submission is believed to be unjustified or suspicious.

If any reimbursement or in-kind benefits under this Agreement constitute deferred compensation under Code Section 409A, the reimbursement or in-kind benefits will be provided in accordance with Code Section 409A. The reimbursement or in-kind benefit payments will not be paid later than the last day of the Executive’s tax year immediately after the Executive’s tax year in which the expense is incurred, amounts eligible for payment during any one taxable year under this Agreement do not affect eligibility for payment in any other taxable year under this Agreement, the Executive’s right to the payment is not subject to liquidation or exchange for another benefit, and the Employer’s obligation to make payment does not apply after the Executive’s death.

(d)            Perquisites.

(1)            The Executive shall be paid an automobile allowance of $500 for the business use of his personal vehicle, subject to annual increases as may be determined by the Compensation Committee of the Bank’s Board of Directors.

(2)            The Bank shall reimburse the Executive the sum of $15,000 per year for premiums paid by the Executive for any life insurance on the Executive’s life. The Executive shall be the owner of the life insurance policy, including all cash values of the policy, and shall be entitled to select the life insurance policy and underwriter and to designate the beneficiary of the policy.

(3)            The Bank shall provide the Executive with a cell phone with a sufficient number of minutes paid by the Bank to enable the Executive to conduct Employer business. The Executive shall not be obligated to reimburse the Bank for any incidental personal use of the cell phone within the number of minutes paid for by the Bank.

2.3            Vacation. The Executive is entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by the Employer. The Executive is not entitled to any additional compensation for failure to use allotted vacation or sick leave, nor is the Executive entitled to accumulate unused vacation or sick leave from one year to the next unless authorized to do so.

2.4            Indemnification and Insurance. (a) Indemnification. Ballston Spa Bancorp, Inc. shall indemnify the Executive or cause the Executive to be indemnified with respect to his activities as a director, officer, employee, or agent of Ballston Spa Bancorp, Inc. or as a person who is serving or has served at the request of Ballston Spa Bancorp, Inc. (a “representative”) as a director, officer, employee, agent, or trustee of an affiliated corporation, joint venture trust or other enterprise, domestic or foreign, in which Ballston Spa Bancorp, Inc. has a direct or indirect ownership interest against expenses (including without limitation attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by him (“Expenses”) in connection with any claim against the Executive that is the subject of any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, investigative, or otherwise and whether formal or informal (a “Proceeding”), to which the Executive was, is, or is threatened to be made a party by reason of the Executive being or having been such a director, officer, employee, agent, or representative.

The indemnification provided herein shall not be exclusive of any other indemnification or right to which the Executive may be entitled and shall continue after the Executive has ceased to occupy a position as an officer, director, employee, agent or representative with respect to Proceedings relating to or arising out of the Executive’s acts or omissions during his service in such position. The indemnification provided to the Executive under this Employment Agreement for the Executive’s service as a representative shall be payable if and only if and only to the extent that reimbursement to the Executive by the affiliated entity with which the Executive has served as a representative, whether pursuant to agreement, applicable law, articles of incorporation or association, by-laws or regulations of the entity, or insurance maintained by such affiliated entity, is insufficient to compensate the Executive for Expenses actually incurred and otherwise payable by the Employer under this Agreement. Any payments for such Expenses in fact made to or on behalf of the Executive directly or indirectly by the affiliated entity with which the Executive served as a representative shall reduce the obligation of the Employer hereunder.

(b)            Exclusions. Anything herein to the contrary notwithstanding, however, nothing in this Section 2.4 requires indemnification, reimbursement, or payment by Ballston Spa Bancorp, Inc., and the Executive shall not be entitled to demand indemnification, reimbursement, or payment –

(1)            if and to the extent indemnification, reimbursement, or payment constitutes a “prohibited indemnification payment” within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1) [12 CFR 359.1(l)(1)], or

(2)            for any claim or any part thereof as to which the Executive shall have been determined by a court of competent jurisdiction, from which no appeal is or can be taken, by clear and convincing evidence, to have acted with deliberate intent to cause injury to Ballston Spa Bancorp, Inc. or with reckless disregard for the best interests of Ballston Spa Bancorp, Inc., or

(3)            for any claim or any part thereof arising under Section 16(b) of the Securities Exchange Act of 1934 as a result of which the Executive is required to pay any penalty, fine, settlement, or judgment, or

(4)            for any obligation of the Executive based upon or attributable to the Executive gaining in fact any personal gain, profit, or advantage to which he was not entitled, or

(5)            any proceeding initiated by the Executive without the consent or authorization of the board of directors of Ballston Spa Bancorp, Inc., but this exclusion shall not apply with respect to any claims brought by the Executive (a) to enforce his rights under this Employment Agreement, or (b) in any Proceeding initiated by another person or entity whether or not such claims were brought by the Executive against a person or entity who was otherwise a party to such proceeding.

(c)            Insurance. The Employer shall maintain or cause to be maintained fidelity and directors & officers’ liability insurance covering the Executive throughout the term of this Employment Agreement.

Article 3 Employment Termination

3.1            Termination Because of Death or Disability. (a)  Death. The Executive’s employment will terminate automatically at the Executive’s death. If the Executive dies in active service to the Employer, the Executive’s estate will receive any sums due to the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurred, any bonus earned or accrued through the date of death, including any unvested amounts awarded for previous years, and for three months after the Executive’s death the Employer will provide without cost to the Executive’s family continuing health care coverage under COBRA substantially identical to that provided for the Executive before death.

(b)            Disability. This Agreement and the Executive’s employment hereunder will terminate if the Executive becomes disabled. If the Executive’s employment terminates because of disability, the Executive will be entitled to Base Salary through the date on which termination becomes effective, benefits under Employer disability plans in which the Executive is a participant, reimbursement of expenses through the date on which termination becomes effective, and any incentive bonus compensation earned but unpaid for the previous year. Termination of the Executive because of disability will not prejudice any benefits payable to the Executive or to the Executive’s spouse or beneficiaries that are fully vested as of the date of termination. The Executive will be deemed to be disabled if an independent physician selected by the Employer determines that, because of illness or accident, the Executive is unable to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, and will be unable to perform the essential job functions for a period of 90 consecutive days. The Executive will not be deemed to be disabled, however, if the Executive returns to work full time with the Employer within 30 days after the Employer gives to the Executive notice of termination due to disability.

3.2            Involuntary Termination by the Employer. (a)  With cause. Ballston Spa Bancorp, Inc. may terminate the Executive’s employment with Cause, by action taken by the affirmative vote of at least 75% of the full Board of Directors of Ballston Spa Bancorp, Inc. If the Executive’s employment terminates with Cause, the Executive will receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. The Executive will not be deemed to have been terminated with Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution adopted at a meeting of the Board of Directors called and held for the purpose, which resolution (x) contains findings that in the Board’s good faith opinion the Executive has committed an act constituting Cause, and (y) specifies the particulars thereof. If Ballston Spa Bancorp, Inc. terminates the Executive involuntarily with Cause, the Executive’s employment with the Bank will terminate with Cause at the same time. For purposes of this Agreement “Cause” means any of the following –

(1)            an intentional act of fraud, embezzlement, personal dishonesty, or theft by the Executive in the course of employment with the Employer. For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part will be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Employer, or

(2)            intentional violation by the Executive of any law or significant policy of the Employer, which in the Employer’s sole judgment has an adverse effect on the Employer, or

(3)            the Executive’s gross negligence or gross neglect of duties as an officer of the Employer, or

(4)            intentional wrongful damage by the Executive to the business or property of the Employer, including without limitation the reputation of the Employer, which in the Employer’s sole judgment causes material harm to the Employer, or

(5)            a breach by the Executive of fiduciary duties owed to the Employer and its stockholders, in either case whether in the Executive’s capacity as an officer or as a director of the Employer, or

(6)            removal of the Executive from office or permanent prohibition of the Executive from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(l) of the Federal Deposit Insurance Act, 12 U.S.C. l818(e)(4) or (g)(1).

(b)            Without cause. The Employer may terminate the Executive’s employment without Cause. If either Ballston Spa Bancorp, Inc. or the Bank terminates the Executive, the Executive’s employment with the other will terminate at the same time.

3.3            Voluntary Termination by the Executive. (a)  Without good reason. If the Executive terminates employment voluntarily but without Good Reason, the Executive will receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective and any other benefits to which the Executive may be entitled under the Employer’s benefit plans and policies. If the Executive’s employment with either of Ballston Spa Bancorp, Inc. or the Bank terminates voluntarily but without Good Reason, the Executive’s employment with the other will terminate voluntarily but without Good Reason at the same time.

(b)            With good reason. With advance written notice to the Employer as provided in clause (y) below, the Executive may terminate employment with Good Reason. If the Executive’s employment with either of Ballston Spa Bancorp, Inc. or the Bank terminates voluntarily but with Good Reason, the Executive’s employment with the other will terminate at the same time. For purposes of this Agreement, a voluntary termination by the Executive will be considered a voluntary termination with Good Reason if the conditions of the safe-harbor definition of good reason contained in Code Section 409A are satisfied, as the same may be amended from time to time. For purposes of clarification and without intending to affect the foregoing reference to Code Section 409A for the definition of Good Reason, as of the effective date of this Agreement the safe-harbor definition of separation from service for good reason in Rule 1.409A-1(n)(2)(ii) provides that a termination would be a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied

(x)            a voluntary termination by the Executive will be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason means the occurrence of any of the following without the Executive’s advance written consent –

(1)            a material diminution of the Executive’s Base Salary,

(2)            a material diminution of the Executive’s authority, duties, or responsibilities,

(3)            a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors or to the Chairman of the Board,

(4)            a material diminution in the budget over which the Executive retains authority,

(5)            a material change in the geographic location at which the Executive must perform services for the Employer, or

(6)            any other action or inaction that constitutes a material breach by the Employer of this Agreement.

(y)            the Executive must give notice to the Employer of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Employer will have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial occurrence of the event constituting “Good Reason” and Employer must have been allowed the full opportunity to cure, as set forth above.

Article 4 Severance Compensation

4.1            Involuntary Termination without Cause and Voluntary Termination with Good Reason. (a)  Subject to the possibility that cash severance after employment termination might be delayed under section 4.1(b), if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, on the day of employment termination Ballston Spa Bancorp, Inc. will pay to the Executive in a single lump sum cash in an amount equal to the Executive’s Base Salary for the remaining term of the Agreement, without discount for the time value of money. Ballston Spa Bancorp, Inc. and the Executive acknowledge and agree that the benefit under this section 4.1 is not payable if benefits are payable or have been paid to the Executive under Article 5 of this Agreement.

(b)            To the maximum extent permitted under Code Section 409A, the severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treasury Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treasury Reg. §1.409A-1(b)(9)(iii). Any amount not so qualifying shall be treated as deferred compensation subject to the provisions of Code Section 409A. If when employment termination occurs the Executive is a specified employee within the meaning of Code Section 409A, and if the cash severance payment under section 4.1(a) would be considered deferred compensation under Code Section 409A, and finally if an exemption from the six-month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, the Executive’s cash severance payment under section 4.1(a) will be paid to the Executive in a single lump sum on the first day of the seventh month after the month in which the Executive’s employment terminates.

4.2            Post-Termination Insurance and Medical Coverage. If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, Ballston Spa Bancorp, Inc. shall continue or cause to be continued at the Employer’s expense life, health, dental, and disability insurance benefits in effect during the two years preceding the date of the Executive’s termination. Unless the Executive receives cash severance benefits under section 5.1, the life, health, dental, and disability insurance benefits shall continue until the first to occur of (a) the Executive’s return to employment with another employer, or (b) the end of the term remaining under this Agreement at the time of the Executive’s termination. If the Executive receives the cash severance payment under section 5.1 of this Agreement at employment termination, the continuation of insurance benefits and coverages provided by section 4.2 will continue for three years after the Executive's employment termination or until the Executive becomes employed by another employer, whichever occurs first.

Beginning with the first payroll period after the first day of the seventh month after the month in which the Executive’s employment terminates, the Employer will pay to the Executive a monthly cash amount equal to the monthly premium amount the Employer would have paid for the Executive’s medical and dental coverage reimbursement under this section 4.2 had the Executive remained actively employed, less any applicable tax withholdings (each such payment, an “Employer Payment”). The first Employer Payment will include the amount that the Executive would have received in the six-month period after the date of employment termination had the Executive otherwise received the Employer Payments during the six-month period. Any benefit provided by the Employer in accordance with the preceding sentences after employment termination will not count toward the medical and dental plan's obligation to provide continuation coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) [Pub. L. 99-272, 100 Stat. 82] or any applicable provision of the Employer’s health plans that provide for continuing coverage for the Executive, and the last day of the post-termination period in which the Executive is entitled to the benefit under this section 4.2 will be deemed to be the date of the Executive’s “qualifying event” for purposes of COBRA.

Article 5 Change in Control

5.1            Change in Control. If a Change in Control occurs during the term of this Agreement and if within 24 months thereafter the Executive is involuntarily terminated without Cause or the Executive terminates employment voluntarily but with Good Reason, Ballston Spa Bancorp, Inc. will make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to the Executive’s annual compensation multiplied by three. For this purpose, annual compensation means (x) the Executive’s Base Salary on the date of the Change in Control or on the date of the Executive’s employment termination (whichever is greater) plus (y) any cash bonus or cash incentive compensation earned for the calendar year ended immediately before the year in which the Change in Control occurred or for the calendar year ended immediately before the year in which employment termination occurred (whichever is greater), regardless of when the bonus or incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to elective deferral or vesting. Annual compensation will be calculated without regard to any deferrals under qualified or nonqualified plans, but annual compensation does not include interest or other earnings credited to the Executive under qualified or nonqualified plans and annual compensation does not include any compensation earned in the Executive’s capacity as a director. The amount payable to the Executive hereunder will not be reduced to account for the time value of money or discounted to present value. The payment required under this section 5.1 is payable on the day of the Executive’s employment termination. If the Executive receives payment under this section 5.1, the Executive is not entitled to any cash severance benefits under section 4.1 of this Agreement after employment termination.

If under the terms of the applicable policy or policies for the insurance benefits specified in section 4.2 it is not possible to continue the Executive’s coverage, Ballston Spa Bancorp, Inc. shall pay or cause to be paid to the Executive in a single lump sum an amount in cash equal to the present value of Ballston Spa Bancorp, Inc.’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for 36 months. The lumpsum payment shall be made 30 days after employment termination or, if a six-month delay is required by Code Section 409A, on the first day of the seventh month after the month in which the Executive’s employment terminates.

5.2            Change in Control Defined. For purposes of this Agreement the term “Change in Control” means a change in control of Ballston Spa Bancorp, Inc. as defined in Code Section 409A and implementing regulations, as the same may be amended from time to time. For purposes of clarification and without intending to affect the foregoing reference to Code Section 409A for the definition of Change in Control, as of the effective date of this Agreement a Change in Control as defined in Rule 1.409A-3(i)(5) would be as follows –

(a)            Change in ownership: a change in ownership of Ballston Spa Bancorp, Inc. occurs on the date any one person or group accumulates ownership of Ballston Spa Bancorp, Inc. stock constituting more than 50% of the total fair market value or total voting power of Ballston Spa Bancorp, Inc. stock, or

(b)            Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Ballston Spa Bancorp, Inc. stock possessing 30% or more of the total voting power of Ballston Spa Bancorp, Inc. stock, or (y) a majority of Ballston Spa Bancorp, Inc.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Ballston Spa Bancorp, Inc.’s board of directors, or

(c)            Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Ballston Spa Bancorp, Inc. occurs if in a 12-month period any one person or more than one person acting as a group acquires from Ballston Spa Bancorp, Inc. assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Ballston Spa Bancorp, Inc.’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Ballston Spa Bancorp, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

5.3            Gross-Up for Taxes. (a)  Additional payment to account for excise taxes. If the Executive receives change-in-control benefits under this Agreement and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with Ballston Spa Bancorp, Inc. or the Bank (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to the Excise Tax under Internal Revenue Code sections 280G and 4999 (the “Excise Tax”), at the same time pays the cash severance benefit to the Executive under section 5.1 Ballston Spa Bancorp, Inc. will pay to the Executive the following additional amounts, consisting of (x) a payment equal to the Excise Tax payable by the Executive under section 4999 on the Total Benefits (the “Excise Tax Payment”) and (y) a payment equal to the amount necessary to provide the Executive the Excise Tax Payment net of all income, payroll, and excise taxes. Together, the additional amounts described in clauses (x) and (y) are referred to in this Agreement as the “Gross-Up Payment Amount.” Payment of the Gross-Up Payment Amount will be made in addition to the amount set forth in section 5.1 and will be made at the same time payment is made under section 5.1.

Calculating the excise tax. For purposes of determining whether any of the Total Benefits are subject to the Excise Tax and for purposes of determining the amount of the Excise Tax –

(1)            Determination of “parachute payments” subject to the Excise Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s termination of employment (whether under the terms of this Agreement or any other agreement or any other benefit plan or arrangement with Ballston Spa Bancorp, Inc., the Bank, any person whose actions result in a Change in Control, or any person affiliated with Ballston Spa Bancorp, Inc., the Bank, or such person) will be treated as “parachute payments” within the meaning of Internal Revenue Code section 280G(b)(2) and all “excess parachute payments” within the meaning of section 280G(b)(1) will be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by Ballston Spa Bancorp, Inc. as of the date immediately before the Change in Control (the “Accounting Firm”) the other payments or benefits do not constitute (in whole or in part) parachute payments, or the excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of Internal Revenue Code section 280G(b)(4) in excess of the “base amount” (as defined in Internal Revenue Code section 280G(b)(3)), or are otherwise not subject to the Excise Tax,

(2)            Calculation of benefits subject to the Excise Tax: the amount of the Total Benefits that will be treated as subject to the Excise Tax is equal to the lesser of (x) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (y) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

(3)            Value of noncash benefits and deferred payments: the value of any noncash benefits or any deferred payment or benefit will be determined by the Accounting Firm according to the principles of Internal Revenue Code sections 280G(d)(3) and (4).

Assumed marginal income tax rate. For purposes of determining the Gross-Up Payment Amount, the Executive is deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of state and local taxes (calculated by assuming that any reduction under Internal Revenue Code section 68 in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

Return of reduced Excise Tax payment or payment of additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when the Executive’s employment terminated, the Executive will repay to Ballston Spa Bancorp, Inc. – when the amount of the reduction in Excise Tax is finally determined – the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state, and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state, or local income tax deduction).

If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Executive’s employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), Ballston Spa Bancorp, Inc. will make an additional payment to the Executive for that excess (plus any interest, penalties or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

(b)            Responsibilities of the Accounting Firm and Ballston Spa Bancorp, Inc.

Determinations will be made by the Accounting Firm. Subject to the provisions of section 5.3(a), all determinations required to be made under this section 5.3(b) – including whether and when a Gross Up Payment Amount is required, the amount of the Gross-Up Payment Amount, and the assumptions to be used to arrive at the determination (collectively, the “Determination”) – will be made by the Accounting Firm, which will provide detailed supporting calculations both to Ballston Spa Bancorp, Inc. and the Executive within 15 business days after receipt of notice from Ballston Spa Bancorp, Inc. or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by Ballston Spa Bancorp, Inc.

Fees and expenses of the Accounting Firm and agreement with the Accounting Firm. All fees and expenses of the Accounting Firm will be borne solely by Ballston Spa Bancorp, Inc. Ballston Spa Bancorp, Inc. will enter into any agreement requested by the Accounting Firm for its services hereunder.

Accounting Firm’s opinion. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm will furnish the Executive with a written opinion to that effect and to the effect that failure to report Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

Accounting Firm’s Determination is binding; underpayment and overpayment. The Determination by the Accounting Firm is binding on Ballston Spa Bancorp, Inc. and the Executive.

Because of the uncertainty when the Determination is made about whether any of the Total Benefits will be subject to the Excise Tax, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by Ballston Spa Bancorp, Inc. (“Underpayment”), or that a Gross Up Payment Amount will be made that should not have been made by Ballston Spa Bancorp, Inc. (“Overpayment”). If after a Determination by the Accounting Firm the Executive is required to make a payment of additional Excise Tax, the Accounting Firm will determine the amount of the Underpayment. The Underpayment (together with interest at the rate provided in Internal Revenue Code section 1274(d)(2)(B)) will be paid promptly by Ballston Spa Bancorp, Inc. to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for the Excise Tax according to section 5.3(a), the Accounting Firm will determine the amount of the Overpayment. The Overpayment (together with interest at the rate provided in Internal Revenue Code section 1274(d)(2)(B)) will be paid promptly by the Executive to or for the benefit of Ballston Spa Bancorp, Inc. Provided that the Executive’s expenses are reimbursed by Ballston Spa Bancorp, Inc., the Executive will cooperate with any reasonable requests by Ballston Spa Bancorp, Inc. in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

Accounting Firm conflict of interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term “Accounting Firm” as used in this Agreement refers to the accounting firm appointed by the Executive).

Article 6 Confidentiality and Creative Work

6.1            Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Employer or its business, or anything connected therewith. As used in this Article 6, the term “confidential information” means all of the Employer’s and affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

(a)            the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b)            the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c)            the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d)            trade secrets, as defined from time to time by the laws of the State of New York.

However, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Employer, or (y) otherwise than by or at the direction of the Executive. This section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2            Return of Materials. The Executive agrees to deliver or return to the Employer upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by the Executive in connection with the Executive’s services hereunder. The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.3            Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement and in the course and scope of the Executive’s duties hereunder, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Employer. The Executive hereby assigns to the Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6.4            Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will be suffered by the Employer if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if the Employer institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

6.5            Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement the term “affiliate” includes Ballston Spa Bancorp, Inc., the Bank, and any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Ballston Spa Bancorp, Inc. or the Bank. The rights and obligations set forth in this Article 6 survive termination of this Agreement.

Article 7 Post-Employment Restrictions

7.1            Restrictions on the Executive’s Post-Employment Activities. The restrictions in this Article 7 have been negotiated, presented to, and accepted by the Executive contemporaneous with the offer and acceptance by the Executive of this Agreement. The Employer’s decision to enter into this Agreement is conditioned upon the Executive’s agreement to be bound by the restrictions contained in this Article 7.

(a)            Promise of no solicitation. The Executive promises and agrees that during the Restricted Period (as defined below) and in the Restricted Territory (as defined below) the Executive will1:

(1)            not directly or indirectly solicit or attempt to solicit any Customer (as defined below) to accept or purchase Financial Products or Services (as defined below) of the same nature, kind, or variety as provided to the Customer by the Employer during the one year immediately before the Executive’s employment termination with the Employer,

(2)            not directly or indirectly influence or attempt to influence any Customer, joint venturer, or other business partner of the Employer to alter that person or entity’s business relationship with the Employer in any respect, and

(3)            not accept the Financial Products or Services business of any Customer or provide Financial Products or Services to any Customer on behalf of anyone other than the Employer.

(b)            Promise of no competition. The Executive promises and agrees that during the Restricted Period in the Restricted Territory the Executive will not engage, undertake, or participate in the business of providing, selling, marketing, or distributing Financial Products or Services of a similar nature, kind, or variety (x) as offered by the Employer to Customers during the one year immediately before the Executive’s employment termination with the Employer, or (y) as offered by the Employer to any of its Customers during the Restricted Period. 2 Subject to the above provisions and conditions of this subparagraph (b), the Executive promises that during the Restricted Period the Executive will not become employed by or serve as a director, partner, consultant, agent, or owner of 5% or more of the outstanding stock of or contractor to any entity providing these prohibited Financial Products or Services that is located in or conducts business in the Restricted Territory.

(c)            Promise of no raiding/hiring. The Executive promises and agrees that during the Restricted Period the Executive will not solicit or attempt to solicit and will not encourage or induce in any way any employee, joint venturer, or business partner of the Employer to terminate an employment or contractual relationship with the Employer. The Executive agrees that the Executive will not hire any person employed by the Employer during the one-year period before the Executive’s employment termination with the Employer or any person employed by the Employer during the Restricted Period.

(d)            Promise of no disparagement. The Executive promises and agrees that during the Restricted Period the Executive will not cause statements to be made (whether written or oral) that reflect negatively on the business reputation of the Employer. The Employer likewise promises and agrees that during the Restricted Period the Employer will not cause statements to be made (whether written or oral) that reflect negatively on the reputation of the Executive.

1 For example, the promise of no solicitation applies if the Executive is conducting prohibited business in the Restricted Territory or if the entity with, for, or to whom the Executive is conducting prohibited business is located within the Restricted Territory.

2 For example, the promise of no competition applies if the Executive is conducting prohibited business in the Restricted Territory or if the entity with, for, or to whom the Executive is conducting prohibited business is located within the Restricted Territory.

(e)            Acknowledgment. The Executive and the Employer acknowledge and agree that the provisions of this Article 7 have been negotiated and have been determined by the Executive and by the Employer to be reasonable and necessary for the protection of legitimate business interests of the Employer. Both parties agree that a violation of Article 7 is likely to cause immediate and irreparable harm that will give rise to the need for court ordered injunctive relief. If there is a breach or threatened breach by the Executive of any provision of this Article 7, the Employer, including its successors and assigns, is entitled to obtain an injunction without bond restraining the Executive from violating the terms of this Article 7 and to institute an action against the Executive to recover damages from the Executive for the breach, including the right to require the Executive to account for and pay over to the Bank all compensation, profits, monies, accruals, increments and other benefits derived or received by the Executive as a result of any breach of Article 7. These remedies for default or breach are in addition to any other remedy or form of redress provided under New York law. The parties acknowledge that the provisions of this Article 7 survive termination of the employment relationship and are enforceable by the Employer’s successors and assigns. The parties agree that if any of the provisions of this Article 7 are deemed unenforceable by a court of competent jurisdiction, the unenforceable provisions may be stricken as independent clauses by the court in order to enforce the remaining territory restrictions and that the intent of the parties is to afford the broadest restriction on post-employment activities as set forth in this Agreement.

(f)            Definitions:

(1)            “Restricted Period,” as used herein, means the three-year period immediately after the Executive’s termination and/or separation of employment with the Employer, regardless of the reason for termination and/or separation and regardless of whether the term of this Agreement has expired before the Executive’s employment termination. The Restricted Period will be extended in an amount equal to any time period during which a violation of Article 7 is proven.

(2)            “Restricted Territory,” as used herein, means the counties of Albany, Rensselaer, Saratoga and Schenectady, New York.

(3)            “Customer,” as used herein, means any individual, joint venturer, entity of any sort, or other business partner of the Employer with, for, or to whom the Employer has provided Financial Products or Services during the last year of the Executive’s employment with the Employer, or any individual, joint venturer, entity of any sort, or business partner whom the Employer has identified as a prospective customer of Financial Products or Services within the last year of the Executive’s employment with the Employer.

(4)            “Financial Products or Services,” as used herein, means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employer or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which the Executive was involved during the Executive’s employment with the Employer.

7.2            Application of Article 7 Void after a Change in Control. The post-employment restrictions of this Article 7 are void and of no further force or effect after a Change in Control.

Article 8 Miscellaneous

8.1            Successors and Assigns. (a)  This Employment Agreement is Binding on the Employer’s Successors. This Agreement is binding upon the Employer and any successor of the Employer, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Employer’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Employer. By agreement in form and substance satisfactory to the Executive, the Employer will require any successor to all or substantially all of the business or assets of the Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employer would be required to perform had no succession occurred.

(b)            This Agreement is enforceable by the Executive’s heirs. This Agreement inures to the benefit of and is enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)            This Agreement is personal and is not assignable. This Agreement is personal in nature. Without written consent of the other parties, no party may assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 8.1, the Employer has no liability to pay any amount to the assignee or transferee.

8.2            Governing Law, Jurisdiction, and Forum. This Agreement will be construed under and governed by the internal laws of the State of New York, without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in the State of New York. Any actions or proceedings instituted under this Agreement may be brought and tried solely in courts located in Albany County, New York or in the federal court of the United States, Northern District of New York. The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

8.3            Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that this Employment Agreement supersedes in its entirety the Executive Employment Agreement dated as of December 20, 2017, entered into by the Executive and the Bank, as amended or supplemented. The November 22, 2019 Change in Control Agreement shall hereafter be void and of no force or effect.

8.4            Notices. Any notice under this Agreement will be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified mail restricted delivery or registered mail restricted delivery, return receipt requested, or if delivered by a nationally recognized overnight delivery service, specifying next day delivery, with written verification of receipt confirmed through a signature from someone at the delivery address. Unless otherwise changed by notice, notice will be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to Ballston Spa National Bank, 87 Front Street, Ballston Spa, New York, 12020, Attention: Corporate Secretary.

8.5            Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter will prevail, but the affected provisions of this Agreement will be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement will continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6            Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together constitute one and the same instrument.

8.7            No Duty to Mitigate. The Employer hereby acknowledges that it will be difficult and could be impossible (x) for the Executive to find reasonably comparable employment after employment termination, and (y) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, the Employer acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. The Employer further acknowledges that the payment of severance benefits under this Agreement is reasonable and constitutes liquidated damages. The Executive is not required to mitigate the amount of any payment provided by this Agreement by seeking other employment. Moreover, the amount of any payment provided by this Agreement will not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

8.8            Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement will not be construed to be a waiver of any such provision or affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement will be held to be a waiver of any other or subsequent breach.

8.9            Payment of Legal Fees. Ballston Spa Bancorp, Inc. is aware that after a Change in Control management could cause or attempt to cause Ballston Spa Bancorp, Inc. to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause Ballston Spa Bancorp, Inc. to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. Accordingly, Ballston Spa Bancorp, Inc. intends that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. Ballston Spa Bancorp, Inc. intends that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. If after a Change in Control occurs it appears to the Executive that (x) Ballston Spa Bancorp, Inc. has failed to comply with any of its obligations under this Agreement or (y) Ballston Spa Bancorp, Inc. or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, Ballston Spa Bancorp, Inc. hereby irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at Ballston Spa Bancorp, Inc.’s expense as provided in this section 8.9, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against Ballston Spa Bancorp, Inc. or any director, officer, stockholder, or other person affiliated with Ballston Spa Bancorp, Inc., in any jurisdiction. Despite any existing or previous attorney-client relationship between Ballston Spa Bancorp, Inc. and any counsel chosen by the Executive under this section 8.9, Ballston Spa Bancorp, Inc. hereby irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and Ballston Spa Bancorp, Inc. and the Executive agree that a confidential relationship exists between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the

Executive as provided in this section will be paid or reimbursed to the Executive by Ballston Spa Bancorp, Inc. on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and regardless of whether incurred in trial, bankruptcy, or appellate proceedings. Ballston Spa Bancorp, Inc.’s obligation to pay the Executive’s legal fees under this section 8.9 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any other agreement. Despite anything in this section 8.9 to the contrary however, Ballston Spa Bancorp, Inc. is not required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 C.F.R. 359.3].

8.10            Compliance with Internal Revenue Code Section 409A. (a)  Interpretation. The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b)            Action. Neither the Executive nor the Employer shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.

(c)            Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Code Section 409A unless such Executive has completely severed Executive’s relationship with Employer or Executive has permanently decreased Executive’s services to twenty percent (20%) or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period. A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A. If the Executive is deemed on the date of separation from service with the Employer to be a “specified employee,” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Employer from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall be paid with interest on the first day of the seventh month measured from the date of the Executive’s separation from service or (ii) the date of the Executive’s death. In the case of benefits required to be delayed under Code Section 409A, however, the Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six-month delay period and then be reimbursed by the Employer thereafter on the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death. The interest paid on the amount delayed is calculated at the prime rate reported in The Wall Street Journal in effect for the date of the Executive’s termination.

(d)            Treatment of Installment Payments. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. In the event any payment payable upon termination of employment would be exempt from Code Section 409A under Treas. Reg. § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to the Executive that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.

(e)            Payment Period. When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.

8.11           FDIC Part 359 Limitations. Despite any contrary provision within this Agreement, any payments made to the Executive under this Agreement, or otherwise, are subject to compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments, and any other regulations or guidance promulgated thereunder.

8.12            Consultation with Counsel and Interpretation of this Agreement. The Executive has had the assistance of counsel of the Executive’s choosing in the negotiation of this Agreement or the Executive has chosen not to have the assistance of counsel. Employer and Executive, having participated in the negotiation and drafting of this Agreement, hereby agree that there will not be strict interpretation against either party in any review of this Agreement in which interpretation of the Agreement is an issue.

8.13            Counterparts/Facsimile/Digital Signature and Transmission. This Agreement may be executed, including by digital signature, in a number of counterparts and by different parties hereto in separate counterparts, including by facsimile or digital transmission, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

Executive	Employer
Ballston Spa National Bank

/s/ Christopher R. Dowd	By:	/s/ Robert E. Van Vranken
Christopher R. Dowd	Its:	Chairman of the Board

Ballston Spa Bancorp, Inc.

	By:	/s/ Robert E. Van Vranken
	Its:	Chairman of the Board
Ballston Spa National Bank

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